Exhibit 3(b)(1)

                           CERTIFICATE OF AMENDMENT TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                            MERRIMAC INDUSTRIES, INC.

To:  The Secretary of State
     State of New Jersey

     Pursuant to the provisions of Sections 14A:9-2(4) and 14A:9-4(3) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation filed with the Secretary of State on March 8, 1994:

     1. The name of the corporation (hereinafter called the "Corporation") is Merrimac Industries, Inc.

     2. The following amendment to the Certificate of Incorporation (the "Amendment") was approved by the Board of Directors of the Corporation on March 5, 1999 and thereafter was duly adopted by the shareholders of the Corporation on June 10, 1999 at the 1999 annual meeting of shareholders of the Corporation:

     RESOLVED, that the Certificate of Incorporation of the Corporation be and it is hereby amended by changing Article III thereof so that, as amended, such Article shall be and shall be read in its entirety as follows:

                                   ARTICLE III
                          Classified Board of Directors

     The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three (3) directors, the exact number of directors to be determined from time to time exclusively by the Board of Directors by the affirmative vote of a majority of the entire Board. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be


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possible, of one-third of the total number of directors  constituting the entire
Board of Directors. At the 1999 Annual Meeting of Shareholders, Class I directors shall be elected for a one-year term. Class II directors shall be elected for a two-year term and Class III directors shall be elected for a three-year term. At each succeeding annual meeting of shareholders beginning in 2000, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal for cause. Any vacancy occurring on the Board of Directors, including any vacancy resulting from an increase in the number of directors, may be filled by a majority of the Board of Directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

     Notwithstanding anything to the contrary in the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of this Certificate of Incorporation applicable thereto, unless expressly provided otherwise by the resolutions of the Board of Directors providing for the creation of such class or series.

     3. The total number of shares entitled to vote on the adoption of the Amendment at the 1999 annual meeting of shareholders of the Corporation was 1,736,550.

     4. The number of shares voting for and against such Amendment was as follows:

Number of Shares Voting                           Number of Shares Voting
For Amendment                                     Against Amendment

972,950                                           238,312



Dated:  June 11, 1999

        MERRIMAC INDUSTRIES, INC.


        By: /s/ Mason N.Carter
            ------------------
            Name:  Mason N. Carter
            Title: Chairman of the Board, President
                   and Chief Executive Officer



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